Exhibit 8.2

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
January 26, 2010
Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

Re:	Merger of Encore Acquisition Company with and into Denbury Resources Inc.
Ladies and Gentlemen:
     We have acted as counsel to Encore Acquisition Company (“Encore”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 31, 2009 (the “Merger Agreement”), by and between Encore and Denbury Resources Inc. (“Denbury”). Amendment No. 1 to the registration statement on Form S-4 relating to the Merger is being filed with the United States Securities and Exchange Commission (the “Commission”) on the date hereof (as so amended, the “Registration Statement”).
     For purposes of the opinion set forth below, we have relied, with the consent of each of Encore and Denbury, upon the accuracy and completeness of the factual statements and representations that are contained in (1) the Merger Agreement, (2) the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement, and (3) certificates of officers of each of Encore and Denbury. For purposes of this opinion, we have assumed that such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the closing date of the Merger. Further, we have assumed that the Merger will be consummated as of the date hereof, in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, without the waiver of any material condition, and that the Merger will be effective under applicable state law.
     Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that all statements of legal conclusion attributed to Baker Botts L.L.P. in the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein.
     This opinion is expressed as of the date hereof and is based on current provisions of the Internal Revenue Code of 1986, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts, or in circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations upon which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. No opinion is expressed on any matter other than those specifically covered by the opinion herein.

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     We consent to the filing of this letter as Exhibit 8.2 to the Registration Statement and to the use of our name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. By giving this consent, we do not admit that we are (1) experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or (2) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Baker Botts L.L.P. Baker Botts L.L.P.